EXHIBIT 2.5









                                LETTER OF INTENT
                                ----------------







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                                Letter of Intent

                                     between

Digital Snaps Inc., a Nevada Corporation

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and

Alternative Funding Inc., Shareholder

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and

Gordon Kleaman, President, Digital Snaps Inc.

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and

Ayaz Virani, Vice President, Digital Snaps Inc.

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and

Harold Forzley, Shareholder

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and
Premier Financial, Shareholder

business address: 1226 Homer Street, Suite 303, Vancouver, British Columbia, V6B 2Y5, Canada,

                                       and

599136 B.C. Ltd., Shareholder

business address: 1168 Hamilton Street, Suite 300, Vancouver, British Columbia, V6B 2S2, Canada,

(hereinafter jointly referred to as the "Sellers")


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                                       and

ASPi Europe, Inc.

1940 West 11th Ave, Vancouver, British Columbia, V6J 2C6, Canada

(hereinafter referred to as the "Buyer").


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                                       A.

                                    Recitals
                                    --------

WHEREAS the Buyer intends to purchase from the Sellers all of the issued and outstanding equity securities of Digital Snaps Inc., a Nevada Corporation (hereinafter referred to as the "Company");

AND WHEREAS the Sellers intend to sell to the Buyer all of the issued and outstanding equity securities of the Company,

NOW THEREFORE, the contracting parties agree as follows:

                                       B.

                               General Principles
                               ------------------

It is understood between the contracting parties that they intend to base their definitive stock purchase agreement on the following principles:

     I.   Sale of Stock and Consideration

          1. The Sellers intend to sell to the Buyer 100% of the issued and outstanding equity securities of the Company, consisting of 42,750,000 shares of common stock of the Company (the "Shares") and to transfer the Shares to the Buyer.

          2. The Buyer intends to give the following consideration for the transfer of said Shares:

               - Transfer of 21,350,000 shares of common stock of the Buyer, having a par value of $ 0.001 per share (the "Consideration Shares"). The transfer is intended to be at no tax cost to the Sellers and will be reviewed by a tax consultant.



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          3.   The  consideration  shall  be  given  at the  Closing  Date,  the
               Consideration Shares shall be transferred to the Company's lawyer, Dennis Pinkernell at Satterlee Stephens Burke & Burke, LLP, 230 Park Avenue, New York, New York 10169.

          4. The contracting parties shall enter into definitive documentation evidencing the terms of this Letter of Intent with a closing date of no later than February 28, 2001, or such other date as may be mutually agreed upon by the contracting parties in writing (the "Closing Date").

          5. At the time of closing of the stock purchase referred to herein, it is understood by the parties that the Board of Directors of the Buyer will be comprised of seven members. The Buyer will appoint three members and the Seller will appoint four members.

          6. Upon the Closing Date, the Buyer shall have at least U.S. $1.0 million in cash. This will have been completed at the Closing Date at which time the funds will be available to the Company.

          7. The Buyer currently has 7,172,647 shares outstanding together with 160,000 options exercisable at $5.00 per share and 50,000 warrants exercisable at $14.50 per share. The Buyer can issue 1,000,000 additional shares to raise $1 million to satisfy the cash requirement in point six above. The Buyer has an over-allotment option to issue up to an additional 500,000 shares at a price of $1 per share prior to Closing.

     II.  Representations and Warranties

          1.   Standard Representations and Warranties.

               The contracting parties will make standard representations and warranties to be set forth in definitive documentation.



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          2.   Covenants of the Sellers

               From the date of this Letter of Intent to the Closing Date, the Sellers covenant to the Buyer the following:

               a. The Sellers will furnish Buyer with whatever corporate records and documents are available, including the articles of incorporation, the bylaws, material contracts, and the audited financial statements (under U.S. generally accepted accounting principles) of the Company.

               b. The Company will not enter into any contract or business transaction, merger or business combination, or incur any further debts or obligations (other than in the ordinary course of business) without the express written consent of the Buyer. The exception to this is the proposed transaction with WYSIWG Inc.

               c. The Company will not amend or change its articles of incorporation or bylaws, or issue any additional shares of its common stock without the express written consent of the Buyer.

               d. The Company will not issue any stock options, warrants or other rights or interests in or to its shares of common stock.

               e. The Company will not declare any dividend in cash or stock, or any other benefit.

               f. The Company will not institute any bonus, benefit, profit sharing, stock option, pension retirement plan or similar arrangement.

               g. The Sellers agree to indemnify the Buyer against and to pay any loss, damage, expense or claim or other liability incurred or suffered by the Buyer by reason of the inaccuracy of any warranty or representation contained in this Letter of Intent.



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          3.   Covenants of the Buyer

               The Buyer will obtain requisite approvals to appoint the Sellers' representatives to its Board of Directors on the Closing Date.

               The Buyer currently has 7,172,647 shares outstanding together with 160,000 options exercisable at $5.00 per share and 50,000 warrants exercisable at $14.50 per share.

               From the date of this Letter of Intent to the Closing Date, the Buyer covenant to the Sellers the following:

               a. The Buyer will furnish the Sellers with whatever corporate records and documents are available, including the articles of incorporation, the bylaws, material contracts, and the audited financial statements (under U.S. generally accepted accounting principles) of the Company.

               b. The Company will not enter into any contract or business transaction, merger or business combination, or incur any further debts or obligations (other than in the ordinary course of business) without the express written consent of the Seller.

               c. The Company will not amend or change its articles of incorporation or bylaws, or issue any additional shares of its common stock without the express written consent of the Seller except as expressingly provided for in section I7.

               d. The Company will not issue any stock options, warrants or other rights or interests in or to its shares of common.

               e. The Company will not declare any dividend in cash or stock, or any other benefit.

               f. The Company will not institute any new bonus, benefit, profit sharing, stock option, pension retirement plan or similar arrangement.



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               g.   The Buyer agree to indemnify the Sellers  against and to pay any loss, damage, expense or claim or other liability incurred or suffered by the Sellers by reason of the inaccuracy of any warranty or representation contained in this Letter of Intent.

          4.   Access to Records

               Between the date of this Letter of Intent and the Closing Date, both parties will afford any representative of the other party free and full access to all premises, properties, books, accounts, and other records of the parties in order to provide their representatives with full opportunity to make whatever investigations they may desire. If any such investigation or inquiry gives reason to believe that the other party may have breached any term or condition of this Letter of Intent, the party will advise the other in writing and this Letter of Intent will be terminated.

     III. General Provisions

          1. In the course of the parties' discussions, the contracting parties will receive confidential documents and information that are necessary or appropriate for the stock transfer. Confidential documents and information within this meaning include such data that are only accessible to a limited circle of persons and that, according to the apparent will of the party concerned, shall not be disclosed to the public.

               The contracting parties agree that these confidential documents and information are to be treated confidentially and must not be made available or accessible, whether completely or in part, to any third party. No party will make use of the documents and information received from the respective other contracting party, except for the purpose of the execution of definitive documentation to effect a closing of this transaction.

          2. In case the contracting parties should fail to do such things as are necessary to close this transaction, they will:



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               -    harmonize all statements to be made; and

               - immediately return all confidential documents and other data received from the respective other contracting party and destroy any other documents, copies and other duplicated items, etc.

          3. Each contracting party shall bear its own expenses, including but not limited to the costs of any outside consultants.

          4. This Letter of Intent is subject to the laws of the state of Washington. The contracting parties agree that any disputes resulting from this Letter of Intent shall be subject to the jurisdiction of the state of Washington.

          5. This Letter of Intent represents the material terms of the present state of the understanding between the contracting parties. It is understood by the parties that only the regulations under Item B III. ("General Provisions") of this Letter of Intent shall have a binding effect. In the event that the closing of this transaction should fail, for whatever reason, any claims for performance and/or damages that the contracting parties may have, in particular as to this Letter of Intent (except as to "General Provisions"), shall be excluded.


                                       C.

                                  Due Diligence
                                  -------------

The parties agree that the Buyer may conduct any due diligence activities that it believes is necessary or appropriate related to the proposed transaction.





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SELLERS:                                     BUYERS:

Vancouver, British Columbia, Canada          Vancouver, British Columbia, Canada

Dated:                                       Dated:
       ----------------                             -------------


DIGITAL SNAPS INC.                           ASPI EUROPE, INC.

By:                                          By:
       ----------------                             -------------

Its:                                        Its:
       ----------------                             -------------



-------------------------------------
Gordon Kleaman, President


-------------------------------------
Ayaz Virani, Vic President


-------------------------------------
Alternative Funding Inc., Shareholder


-------------------------------------
Harold Forzley, Shareholder


-------------------------------------
Premier Financial, Shareholder


-------------------------------------
Narayan Sainaney for 599136 B.C. Ltd., Shareholder